EXHIBIT 2.4

Patrick J. Neligan, Jr.
State Bar No. 14866000
Mark E. Andrews
State Bar No. 01253520
NELIGAN, ANDREWS & FOLEY, LLP
1700 Pacific Avenue, Suite 2600
Dallas, Texas 75201
Telephone:     (214) 840-5300
Facsimile:     (214) 840-5301

COUNSEL FOR DEBTORS AND
DEBTORS-IN POSSESSION


                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION


IN RE:                                  ss.   Case No. 00-30768-BJH-11 through
                                        ss.   Case No. 00-30773-BJH-11
HOSPITALITY COMPANIES, INC.,            ss.
et al.,                                 ss.   Jointly Administered Under
                                        ss.   Case No. 00-30768-BJH-11
                 Debtors.               ss.   (Chapter 11)
                                        ss.   Hearing Date:     January 5, 2001
                                        ss.   Time:    9:00 a.m.


                MOTION FOR POST-CONFIRMATION TECHNICAL AMENDMENT
                ------------------------------------------------


TO THE HONORABLE BARBARA J. HOUSER,
UNITED STATES BANKRUPTCY JUDGE:

         COME NOW Hospitality Companies, Inc. ("HCI") and HCI Acquisition 1998-1, INC., d/b/a Restaurant Equipment and Supply Co. d/b/a Spener Restaurant Design, HCI Acquisition 1998-2, INC. d/b/a Precision Stainless Fabricators, NOR-TEX Distributing, Inc., Shackelford, Incorporated d/b/a Relco Refrigerated Co., and Shepherd Food Equipment, Inc., d/b/a Global Shepherd Food Equipment (collectively, the "Debtors") being jointly administered in the above-style and numbered cases and file this their Motion for Post-Confirmation Technical Amendment and would show unto the Court as follows:


MOTION FOR POST-CONFIRMATION
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TECHNICAL AMENDMENT - Page 1

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         1. On or about February 1, 2000,  Debtors filed their  petitions  under
Chapter 11 of the United States Code.

         2.  This  Court  has  jurisdiction  over  this  matter  pursuant  to 28
U.S.C.ss.1334.   This   matter   is   a   core   proceeding   pursuant   to   28
U.S.C.ss.157(b)(2)(A).

         3. On or about September 29, 2000, Debtors confirmed their Plan of Reorganization.

         4. Since confirmation, two concerns have arisen related to the Plan of Reorganization and the Creditors Trust.

                                Professional Fees
                                -----------------

         5. Pursuant to Section 7.01 of the Plan, a Creditors Trust is established for the benefit of creditors in this estate. The primary assets remaining in the estate are a lease portfolio with some 1,200 pieces of property spread out over many states. As part of the cost of enforcing the leases, it is customary for the company - and now for the Creditors Trustee - to require legal assistance for the purpose of assistance in collections suits. Pursuant to 7.04 of the Plan, the Bankruptcy Court must approve hiring and payment to professionals. While the parties are willing to proceed under this arrangement, the cost of hiring counsel for minor matters by filing the application and giving notice through the Bankruptcy Court probably exceeds the amount of fees to be paid on a task basis.

         6. The Debtors  are asking  this Court for some relief with  respect to
Section 7.04 of the Plan so as to avoid the necessity of coming before the Court on de minimis matters. The Creditors Trustee and the Debtors would respectfully request that this Court enter an order modifying the Plan to authorize the Creditors Trustee to hire counsel without approval by the Bankruptcy Court, so long as the fees to that counsel are anticipated to be less than $3,000.00 in any given month, or $10,000 total. At any time any creditor is still authorized to receive information pertaining to the operation of the Creditors Trust and, of course, can file an objection should the creditor believe that the professionals are being overpaid or that estate assets are being dissipated unnecessarily.

MOTION FOR POST-CONFIRMATION
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TECHNICAL AMENDMENT - Page 2

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                               Purchase of Assets
                               ------------------

         7. Ordinarily in a liquidating trust, such as in the case at bar, a provision is placed into the trust prohibiting the trustee from engaging in trade or business, including the purchase of any asset or property. This provision was placed into Section 5.5.1 of the Creditors Trust in the case at bar. Unfortunately, the Creditors Trustee has discovered post-confirmation, that he must be authorized to purchase properties to replace leased properties. When leased equipment breaks down but there remains a long term lease with significant revenue, the estate benefits by authorizing the Trustee to purchase new equipment to replace the old equipment. The Creditors Trustee would like, in his discretion, the ability to purchase assets merely to replace leased assets in situations where, in his judgment, there is benefit to the estate.

         WHEREFORE, UPON NOTICE AND HEARING AND UPON PREMISES CONSIDERED, Movants request that this Court enter an order which modifies the Plan and Creditors Trust along the lines set forth above and for such other and further relief as is just.




MOTION FOR POST-CONFIRMATION
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TECHNICAL AMENDMENT - Page 3

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Dated:  November 29, 2000
         Dallas, Texas

                                           Respectfully submitted,

                                           NELIGAN, ANDREWS & FOLEY, L.L.P.



                                           By:  /s/ Mark E. Andrews
                                               ----------------------------
                                                    Patrick J. Neligan, Jr.
                                                    State Bar No. 14866000
                                                    Mark E. Andrews
                                                    State Bar No. 01253520
                                           1700 Pacific Avenue, Suite 2600
                                           Dallas, Texas 75201
                                           Telephone:  (214) 840-5300
                                           Facsimile:  (214) 840-5301

                                           ATTORNEYS FOR REORGANIZED
                                           DEBTORS


                             CERTIFICATE OF SERVICE

         I hereby certify that on the _____ day of November, 2000, I caused a true and correct copy of the foregoing to be served on the parties listed on the attached service list via U.S. First Class Mail.



                                                        /s/ Mark E. Andrews
                                                     --------------------------
                                                     Mark E. Andrews





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TECHNICAL AMENDMENT - Page 4